EXHIBIT 99.2


                                  CONTACT:   Ronald E. Hale, Jr.
                                             Consolidated Graphics, Inc.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                             Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Heather Fox
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600


FOR IMMEDIATE RELEASE


                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                   APPLE GRAPHICS OF LOS ANGELES, CALIFORNIA


     HOUSTON, TEXAS - September 2, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of Apple Graphics, a full service, high-quality commercial printer operating in Los Angeles for the past 27 years. Kevin Polley, President, and Nancy Bremer, General Manager, will continue to lead the company. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With the addition of Apple Graphics, we expand our presence in Los Angeles, the nation's third largest print market, and continue our strategy of acquiring profitable companies with strong management teams. With the resources now available to Kevin Polley, Nancy Bremer and the team at Apple Graphics, we will help them to accelerate their exceptional performance going forward."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 25 states nationwide with annualized revenues in excess of $665 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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